PIONEER US CLOSED-END FUNDS TO REDOMICILE TO MARYLAND

FOR IMMEDIATE RELEASE

April 7, 2021

Boston, Massachusetts — The Board of each of Pioneer Diversified High Income Trust (NYSE American: HNW), Pioneer

Floating Rate Trust (NYSE: PHD), Pioneer High Income Trust (NYSE: PHT), Pioneer Municipal High Income Advantage Trust

(NYSE: MAV) and Pioneer Municipal High Income Trust (NYSE: MHI) (each, a “Fund”) announced today that it has voted to redomicile the Fund from a Delaware statutory trust to a Maryland corporation (in each case, the “redomiciling”).

Each Fund’s name will change in connection with the redomiciling, as follows:

Current Name	New Name	Ticker Symbol (Not Changing)

Pioneer Diversified High Income Trust	Pioneer Diversified High Income Fund, Inc.	NYSE American: HNW
Pioneer Floating Rate Trust	Pioneer Floating Rate Fund, Inc.	NYSE: PHD
Pioneer High Income Trust	Pioneer High Income Fund, Inc.	NYSE: PHT
Pioneer Municipal High Income Advantage Trust	Pioneer Municipal High Income Advantage Fund, Inc.	NYSE: MAV
Pioneer Municipal High Income Trust	Pioneer Municipal High Income Fund, Inc.	NYSE: MHI

Amundi Asset Management US, Inc. will continue to serve as each Fund’s investment adviser following the redomiciling. There will be no change to a Fund’s investment objective and strategies, portfolio management team, policies and procedures or the members of the Board overseeing the Fund as a result of the Fund’s redomiciling.

For each Fund, the redomiciling will be effected through a statutory merger of the current Delaware statutory trust with and into a newly-established Maryland corporation formed for the purpose of effecting the redomiciling. For each Fund, each outstanding share of beneficial interest of the Delaware statutory trust will be automatically converted into one share of common stock of the Maryland corporation. There will be no tax impact to a Fund or its shareholders as a direct result of the Fund’s redomiciling. It is anticipated that each Fund’s redomiciling will be consummated mid-April.

Following each Fund’s redomiciling, the rights of shareholders will be governed by Maryland General Corporation Law and the Articles of Incorporation and Bylaws of the Fund. Each Fund’s Board has adopted a resolution to cause the Fund to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”) following the redomiciling, as reflected in each Fund’s Bylaws.

The Control Share Act protects the interests of all stockholders by generally providing that any holder of “control shares” acquired in a “control share acquisition” may not exercise voting rights with respect to the “control shares,” except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter. Generally, “control shares” are shares that, when aggregated with shares already owned by an acquiring person, would entitle the acquiring person to exercise 10% or more, 33 1/3% or more, or a majority of the total voting power of shares entitled to vote in the election of directors. The Control Share Act provides that a “control share acquisition” does not include the acquisition of shares in a merger, consolidation or share exchange. Therefore, a Fund shareholder that acquires shares of a successor fund as a result of the merger of a Fund will be able to exercise voting rights as to those shares even if the number of such shares acquired by the shareholder in the merger exceeds one or more of the thresholds of the Control Share Act.

The above description of the Control Share Act is only a high-level summary and does not purport to be complete. Investors should refer to the actual provisions of the Control Share Act for more information, including definitions of key terms, various exclusions and exemptions from the statute’s scope, and the procedures by which stockholders may approve the reinstatement of voting rights to holders of “control shares.”

About the Funds

Pioneer Diversified High Income Trust is an NYSE American listed closed-end fund that seeks a high level of current income. It also seeks capital appreciation as a secondary objective to the extent consistent with its primary goal.

Pioneer Floating Rate Trust is an NYSE listed closed-end fund that seeks a high level of current income by investing primarily in floating-rate loans. It also seeks capital preservation as a secondary objective to the extent consistent with its primary goal.

Pioneer High Income Trust is an NYSE listed closed-end fund that seeks a high level of current income by investing in a portfolio of below-investment grade bonds and convertible securities. It also seeks capital appreciation as a secondary objective.

Pioneer Municipal High Income Advantage Trust is an NYSE listed closed-end fund that seeks high current income exempt from regular federal income tax. It also seeks capital appreciation as a secondary objective.

Pioneer Municipal High Income Trust is an NYSE listed closed-end fund that seeks high current income exempt from regular federal income tax. It also seeks capital appreciation as a secondary objective.

Keep in mind, distribution rates are not guaranteed. A fund’s distribution rate may be affected by numerous factors, including changes in actual or projected investment income, the level of undistributed net investment income, if any, and other factors. Shareholders should not draw any conclusions about a fund’s investment performance based on a fund’s current distributions. Closed-end funds, unlike open-end funds, are not continuously offered. Once issued, common shares of closed-end funds are bought and sold in the open market through a stock exchange and frequently trade at prices lower than their net asset value. Net Asset Value (NAV) is total assets less total liabilities divided by the number of common shares outstanding. For performance data on Amundi US’ closed-end funds, please call 800-225-6292 or visit our closed-end pricing page.

About Amundi US

Amundi US is the US business of Amundi, Europe’s largest asset manager by assets under management and ranked among the ten largest globally[1]. Boston is one of Amundi’s six main global investment hubs[2] and offers a broad range of fixed-income, equity, and multi-asset investment solutions in close partnership with wealth management firms, distribution platforms, and institutional investors across the Americas, Europe, and Asia-Pacific.

With our financial and extra-financial research capabilities and long-standing commitment to responsible investment, Amundi is a key player in the asset management landscape. Amundi clients benefit from the expertise and advice of 4,500 employees in nearly 40 countries. A subsidiary of the Crédit Agricole group and listed on the Paris stock exchange, Amundi currently manages approximately $2.1 trillion of assets[3].

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1. Source: IPE “Top 500 Asset Managers” published in June 2020, based on assets under management as of 12/31/2019

2. Boston, Dublin, London, Milan, Paris, and Tokyo

3. Amundi data as of 12/31/2020

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(Formerly Amundi Pioneer Distributor, Inc.)

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